Exhibit 10.5

Lumen Short-Term Incentive Plan - Annual

(Last updated January 1, 2025)

Exhibit 10.5

Table of Contents

I.			Introduction	3
II.			Plan Objective	3
III.			Plan Year	3
IV.			Eligibility	3
	a.		Plan Participation	3
	b.		Country-Specific Addendum	4
V.			STI Award Calculation	4
	a.		STI Target Opportunity	4
		i.	STI Eligible Earnings	4
		ii.	STI Target Percent	5
		iii.	Calculating STI Target Opportunity	5
	b.		The Corporate Performance Factor	5
	c.		The Individual Performance Factor	5
VI.			Budgetary Caps	6
VII.			Audit and Approval of Payouts	6
VIII.			Timing of Payments/ STI Award Payout	6
IX.			Overpayments and Offsets	6
X.			At Will Employment	7
XI.			Source of Payment	7
XII.			Administration	7
XIII.			Section 409A of the Internal Revenue Code	8
XIV.			Clawback	8
XV.			Plan Discretion and Amendments	8

(Last updated January 1, 2025)

Exhibit 10.5
I.Introduction
The Lumen Short-Term Incentive Plan - Annual (the “Plan”) is designed to motivate employees of Lumen Technologies, Inc. (“Lumen”) and its eligible subsidiaries (referred to together with Lumen as the “Company”) by creating the potential for additional compensation for their contributions. The potential short-term incentive (“STI”) payout is intended to reward individual performance and motivate employees to contribute to the entire Company’s success. Lumen has sole discretion in deciding whether to provide the STI payout and amounts paid, if any, are also subject to discretion, adjustment, and final approval by Lumen. The Plan is focused on the attainment of goals that are intended to result in the creation of shareholder value and earnings growth over time.
II.Plan Objective
The objectives of the Plan are to:
•Motivate, recognize, and reward Employees (as defined below) who make substantial contributions to Lumen’s growth and profitability;
•Support executive efforts to achieve higher levels of Company performance;
•Foster cooperation and establish priorities that emphasize returning value to the shareholder;
•Encourage a long-term view with regard to the management of the Company; and
•Retain high performers in the Company.
III.Plan Year
The Plan is based on a fiscal year which aligns with the calendar year (“Plan Year”) and the period of time used to calculate, audit, and approve the STI payouts (the “Determination and Approval Period”), which period is between January 1 and March 1 following the Plan Year. The Plan is not mandatory. Rather, the decision to offer a Plan or STI payout, and the STI payout amounts if provided, for the Plan Year remains within the full discretion of either (i) the Human Resources & Compensation Committee (the “Committee”) of the Lumen Board of Directors with respect to STI awards to Lumen’s Senior Officers (as defined in the Committee’s charter), or (ii) Lumen’s Chief Executive Officer (“CEO”) or her delegates with respect to other participants. The Committee’s or the CEO’s, as applicable, decision to offer a plan for any particular Plan Year will be announced via a Lumen Short-Term Incentive Plan Overview (the “Overview”), published by the Lumen Compensation Department (“Compensation”) for that Plan Year. Once the Overview is published, it will supplement the terms of this Plan and will be deemed attached hereto and incorporated herein by reference. If no Overview is published by Compensation for a particular Plan Year, this Plan will be neither applicable to nor effective for that Plan Year.
IV.Eligibility
a. Plan Participation
Participation and eligibility under the Plan do not guarantee that you will receive any payment or any particular amount of payment under the Plan. Participation in the Plan is limited to certain regular full-time and part-time employees in Eligible Positions who are employed by the Company and are not covered by another short-term incentive plan or agreement (e.g., a sales incentive plan) or are not covered by a written collective bargaining agreement, unless such plan or agreement specifically provides otherwise (collectively “Employees”). The lists of Eligible Positions are maintained by Compensation. Typically, Employees may participate in only one short-term incentive or variable compensation plan at any one time, unless their position is designated by Compensation to allow multiple plan participation.

(Last updated January 1, 2025)

Exhibit 10.5
An Employee who meets all 3 of the following requirements is eligible for a STI Award (as defined below) for the Plan Year under the Plan (“Eligible Employee”):
1.has been hired into or was employed by the Company prior to October 1 of the Plan Year, and
2.has at least three (3) months consecutive service with the Company and at least one month of service in one or more Eligible Positions during the Plan Year, or has experienced a Qualifying Transfer, and
3.is actively employed by the Company through the Active Employee STI Payout Date (discussed below in the “Timing of Payments/STI Award Payout” section), or has experienced a Qualifying Termination prior to the Active Employee STI Payout Date. “Actively employed” excludes Employees who are suspended from duty, such as a disciplinary action, or who have provided or received notice of termination of employment.

The definitions of “Qualifying Transfer” as well as additional details regarding the same, are outlined in the applicable Country-Specific Addendum.

b.    Country-Specific Addendum
The Country-Specific Addendum outlines specific eligibility and pro-rating rules applicable to each country in which there are Eligible Employees. Capitalized terms used in the Country-Specific Addendum which are not defined in the Country-Specific Addendum but are defined in the Plan shall have the same meaning given to them in the Plan. STI Awards and payouts are subject to the criteria and rules stated in this Plan and the additional criteria and rules stated in the Country-Specific Addendum, as updated or amended from time to time. The Country-Specific Addendum applies only to service rendered while employed in that country.
V. STI Award Calculation
An Eligible Employee’s “STI Award” (if any) is based on three components:
1.STI Target Opportunity;
2.the Corporate Performance Factor (“CPF”); and
3.the Individual Performance Factor (“IPF”).
The following paragraphs explain the three factors and the variables used in the calculation.

a.     STI Target Opportunity
The “STI Target Opportunity” is the product of an Eligible Employee’s STI Eligible Earnings and their STI Target Percent associated with their earnings during the same time period. The STI Target Opportunity is expressed as an amount in local currency.
STI Target Opportunity will be pro-rated to reflect part-time status. In addition, changes in eligibility, salary, eligible earnings, or STI Target Percent during the Plan Year will impact the STI Target Opportunity, as further explained in the Employee’s Country-Specific Addendum. The STI Target Opportunity is calculated and finalized after the end of the Plan Year and before the end of the Determination and Approval Period.

i.STI Eligible Earnings
STI Eligible Earnings is generally based on annualized salary during the Plan Year, as reflected in the Company’s Enterprise Resource Planning System. Country-specific differences are outlined in the Country-Specific Addendum.

(Last updated January 1, 2025)

Exhibit 10.5
ii.STI Target Percent
Employees’ STI Target Percent are set by the Committee or Compensation, as applicable, based upon salary grade, job, tenure and other relevant market factors. Eligible Employees can view their STI Target Percent in SuccessFactors under their Profile. Request for corrections to STI Target Percents should be raised to HR at HRconnect.
iii.Calculating STI Target Opportunity
If an Eligible Employee experiences a change in any of the factors used in calculating their STI Target Opportunity, a partial year STI Target Opportunity will be calculated during the Determination and Approval Period. The partial year STI Target Opportunity will be pro-rated based on the number of days to which a common set of factors (salary, STI Target Percent, and full-time/part-time status) apply. The partial year STI Target Opportunities are added together to calculate the overall STI Target Opportunity for the year. Please refer to the Country-Specific Addendum for further details and a calculation example.
b.The Corporate Performance Factor
The Corporate Performance Factor (“CPF”) is based on financial and qualitative metrics for corporate, business unit and/or country performance defined or approved by the Committee. Information regarding metrics, weightings, target performance and caps for the Company and/or its business units will be outlined in an Overview for that Plan Year. Performance below the minimum performance threshold may result in a CPF of zero, as further explained in the applicable Overview. The CPF is calculated and finalized after the end of the Plan Year and before the end of the Determination and Approval Period.
For Eligible Employees who move from one business unit or country to another, a pro-rated STI Award will be calculated, as applicable, based on the CPF for each business unit or country for the number of days worked in each business unit or country and corresponding STI Target Opportunity.
Once the results are calculated, the Committee or the CEO, as applicable, may adjust, either upward or downward, the CPF for a particular business unit or country based on expense budget management or any other relevant financial or operational matter, consistent with the objectives of this Plan. Any such adjustments will be communicated to impacted Employees.
In the event of a reorganization, at the discretion of the Committee or the CEO, as applicable, metrics may be appropriately restated to reflect the new organization.
c.The Individual Performance Factor
The Individual Performance Factor (“IPF”) is (i) based on the Eligible Employee’s performance as assessed against his or her objectives as documented in the Company’s Performance Management process, and/or (ii) determined by management based on its discretion, as permitted by applicable law and as further described in the applicable Country-Specific Addendum. The range for the IPF is 0% - 200%. Additional detail about the IPF for a particular year will be determined after the end of each Plan Year, and communicated by Compensation to the business leaders as part of the annual compensation planning process via the STI Matrix. The STI Matrix is a set of guidelines or range of recommended IPFs for each performance rating. The IPF is calculated and finalized after then end of the Plan Year and before the end of the Determination and Approval Period. The STI Matrix is determined using a variety of factors and may vary from one Plan Year to another. Based on individual circumstances, any recommendation outside the guidelines must be reviewed and approved by senior leadership. Eligible Employees with deficient performance may be assigned an IPF of zero.

(Last updated January 1, 2025)

Exhibit 10.5
In order to calculate the final STI Award amount, the three factors (STI Target Opportunity, CPF and IPF) are multiplied together.

STI Award = STI Target Opportunity * CPF * IPF

Because the STI Target Opportunity, CPF, and IPF involve discretion, adjustments, and budgetary caps (discussed below), the STI Award is not earned, vested or determinable at the end of the Plan Year or at any other time until finally approved by the Committee or CEO at the end of the Determination and Approval Period.

The maximum the Employee will receive after both the CPF and IPF is applied is 200% of Target Opportunity. If either CPF or IPF is “zero,” the Employee will not receive an STI payout.
VI.Budgetary Caps
For each business unit or work group with Eligible Employees participating in the Plan, a group “budgetary cap” is calculated and finalized following the end of the Plan Year during the Determination and Approval Period based on aggregated STI Target Opportunity of all Eligible Employees in that group, multiplied by the applicable CPF. The individual group budgets will be aggregated and managed at the Senior Leadership Team (“SLT”) level or, at the direction of the SLT member, at a lower level within his or her group. The total, aggregated amount of STI payouts to Eligible Employees in a group cannot exceed the budgetary cap for that group without the expressed approval of the CEO.
VII.Audit and Approvals of Payouts
The Plan is based on the Plan Year and includes the Determination and Approval Period during which time STI Awards are calculated, audited, and finally approved. The Determination and Approval Period which period occurs between January 1 and March 1 following the Plan Year.
Compensation will calculate the CPF and the Internal Audit department will review the financial calculations necessary to determine the CPF. The annual CPF is subject to final approval by the Compensation Committee following the end of the Plan Year. Total STI payouts will be approved by the Committee or the CEO, as applicable, following the end of the Plan Year. During this review, an Eligible Employee’s potential STI payout may be adjusted, upward or downward, based on multiple discretionary factors. Lumen’s discretion is a material component in calculating STI payouts. The STI Award does not vest and is not determined until finally approved by the Committee or the CEO, as applicable, marking the end of the Determination and Approval Period.
The Committee or the CEO (or her designee), as applicable, (i) retains the discretion to adjust payouts due to errors or other adjustments required by or appropriate under this Plan, which will occur before payments are made, and (ii) has the authority to approve adjusted payouts, should errors be identified after audit or approval has occurred.
VIII.Timing of Payments / STI Award Payout
With the exception of “Qualifying Terminations,” the Plan requires Employees to work through the end of the Approval and Determination Period. This condition is consistent with the Plan’s objectives to motivate Employees to continue their contributions to the Company’s growth and profitability, encourage a long-term view with regard to management, retain high performers, and compensate Employees for labor or services performed during the Plan Year and the Approval and Determination Period. Therefore, the STI Award is not earned, vested or determinable at the end of the Plan Year or at any other time before the STI Award is ascertained and finally approved by the Committee or CEO as applicable.
Any termination or interruption in the Employee’s employment with the Company (subject to exception only for “Qualifying Terminations”), including during the Approval and Determination Period, will terminate the Employee’s participation in the Plan. If an Employee is not “actively employed” on the date the Committee or CEO approves the STI Award, the Employee has no right to receive any amount under this Plan.

(Last updated January 1, 2025)

Exhibit 10.5
The “STI Payout Date” will be a date set for each country selected by the Company in its sole discretion following the end of the Plan Year and after the CPF has been approved by the Compensation Committee. That date will be described or identified in the Country-Specific Addendum.
The STI Award will be paid in a lump sum, via check or direct deposit and will be subject to applicable tax and other withholdings, to each Eligible Employee who is “actively employed” (as described under the “Eligibility” section) through the end of the Determination and Approval Period (the date the Committee or CEO finally approves the STI Award).
The “Qualifying Termination STI Payout Date” will vary based on Qualifying Termination reason as described in the Country-Specific Addendum. The Qualifying Termination STI payout will be made in the manner described in the relevant Country-Specific Addendum and, like other STI payouts, will be subject to applicable tax and other withholdings.
IX.Overpayments and Offsets
Overpayments are defined as amounts paid to an Employee that exceed the amounts payable under the Plan. Overpayments can arise from, among other things, adjustments due to errors in results, the failure to follow the terms of the Plan or an error in calculating payments pursuant to the Plan. Employee expressly acknowledges that overpayments represent amounts not earned by the Employee, do not constitute “wages” as defined by applicable law, and are debts owed to the Company, which may be offset or recovered by the Company. In the event that an Employee has been overpaid, Employee specifically authorizes the Company in accordance with applicable law to have overpayments deducted from incentive payments, wages or remuneration due to be paid by the Company in amounts and on a schedule determined by the Company.
In addition, the Company reserves the right to make deductions from any STI payout in accordance with applicable law for any Overpayments or other monies owed to the Company (or other relevant entity) by the Employee or the value of Company property (or property of any other relevant affiliate of the Company) that the Employee has retained in his or her possession without authorization.
X.At-Will Employment
Nothing herein shall affect the employment-at-will relationship between the Company and the Employee. Nothing herein shall grant any Employee the right to continue as an employee of the Company or any affiliated entity or limit the right of the Company or any affiliated entity to dismiss an Employee as an employee.
This Plan is not a contract of employment and does not guarantee continued employment or any specific entitlement. It exists solely to define Lumen policy pertaining to the Plan.
XI.Source of Payment
The payment of any compensation under this Plan that actually becomes payable shall be made from the Company’s general assets. Nothing in this Plan should be construed to create a trust or to establish or evidence any Employee’s claim of any right to payment of an STI payout other than as an unsecured general creditor with respect to any payment to which an Employee may be entitled.
XII.Administration
The Committee, with respect to the Senior Officers, and the Executive Vice President Chief People Officer with respect to other participants, has the full power and authority to construe, interpret and administer the Plan. The determinations made by the Committee or the Executive Vice President Chief People Officer are final, conclusive, and binding on all persons unless such determination is otherwise expressly prohibited by local laws.

(Last updated January 1, 2025)

Exhibit 10.5
XIII.Section 409A of the Internal Revenue Code
It is intended that incentive award payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”). In the event that any incentive award payment does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A. The Plan shall be interpreted and construed accordingly.
XIV.Clawback
Notwithstanding any other provisions of this Plan, the Company may cancel any award, require reimbursement of any award by a participant, and effect any other right of recoupment of compensation provided under the Plan in accordance with any Company policies that may be adopted or modified from time to time (including, without limitation, to comply with applicable law or stock exchange listing requirements), including the Policy for the Recovery of Erroneously Awarded Compensation adopted effective October 2, 2023, as such policies may be amended from time to time, including amendments adopted in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder.
XV.Plan Discretion and Amendments
Any payout under the Plan is a strictly discretionary and conditional payout and is subject to the terms and conditions of the Plan, as amended from time to time. A determination to offer a STI payout resides within the discretion of the Committee or the CEO, as applicable, subject to the Company meeting certain financial metrics as determined by the Committee, with final payout determination dependent upon Committee and CEO approval. Subject to applicable law, the Company reserves the right to alter, amend, suspend, or terminate the Plan at any time, without any liability.

(Last updated January 1, 2025)

Exhibit 10.5

(Last updated January 1, 2025)

COUNTRY-SPECIFIC ADDENDUM FOR THE UNITED STATES

Lumen Short-Term Incentive Plan – Annual

This document incorporates the terms of the “Lumen Short-Term Incentive Plan – Annual” (the “Plan”). This document is the “Country-Specific Addendum” (as defined in the Plan) for Lumen Employees employed in the United States. In the event of a conflict between the terms of this document and the Plan, the terms of this Country-Specific Addendum shall control. Capitalized terms not defined herein shall have the meaning set forth in the Plan.
Eligibility and Pro-Rating Rules for STI Target Opportunity
The “STI Target Opportunity” is the product of an Employee’s STI Eligible Earnings and their STI Target Percent associated with their earnings during the same time period. The STI Target Opportunity is expressed as an amount in U.S. dollars.

STI Eligible Earnings is generally based on annualized salary, as reflected in the Company’s Enterprise Resource Planning System. Changes to an Employee’s STI Eligible Earnings during the course of a Plan Year will impact their STI Target Opportunity for the Plan Year, as explained in the table below.

The STI Target Opportunity will be prorated to reflect part-time status. In addition, changes in eligibility, salary or STI Eligible Earnings, or STI Target Percent during the Plan Year will impact the STI Target Opportunity, as further explained below:

Employee Status	Treatment
Part-time	The STI Target Opportunity for Employees who work less than 40 hours per week (“full-time hours”) will be adjusted to reflect the percent of full-time hours the Employee works.
Increase/Decrease in Eligible Base Salary	The STI Eligible Earnings for Employees who receive a pay increase or decrease during the Plan Year will be prorated to reflect the number of days worked at each base salary amount.
Promoted/Demoted to a New Grade; Other changes to STI Target Opportunity
The STI Target Opportunity for Employees who experience a change in their STI Target Percent during the course of the Plan Year (e.g., due to promotion or demotion) will be prorated to reflect the number of days worked at each STI Target Percent.

Transfer between Eligible and Non-Eligible Positions (“Qualifying Transfer”)
Employees who serve at least one month of employment in an Eligible Position and transfer to or from a non-eligible position or non-participating affiliate company (“Qualifying Transfer”) and have at least three months total consecutive service, and who remain actively employed through the end of the Determination and Approval period as defined in the Plan , may be eligible for a prorated STI payout based on actual time in an Eligible Position under the Plan.

1

New Hires/Rehires
The STI Target Opportunity will be prorated for Employees who are hired after the beginning of the Plan Year based on the number of days worked in the Plan Year. Employees must have at least three months of consecutive service, with at least one month of employment in an Eligible Position during the Plan Year to be eligible for a prorated STI payout based on actual time in the Eligible Position.

Unpaid Leave of Absence
The STI Target Opportunity for Employees on an Unpaid Leave of Absence will be prorated to exclude such period. “Unpaid Leave of Absence” shall mean any unpaid absence from work for more than five consecutive work days.

Employees who terminate before the end of the Determination and Approval Period will not have earned a benefit under this Plan and will not be eligible for an STI payout based on their time in the Plan during the Plan Year Employees who terminate following the end of the Plan Year may be eligible for an STI payout subject to the Determination and Approval period as described in the Plan.
Calculating STI Target Opportunity
If an Employee experiences a change in any of the factors used in calculating their STI Target Opportunity, a partial year STI Target Opportunity will be calculated. The partial year STI Target Opportunity will be prorated based on the number of days to which a common set of factors (salary, STI Target Percent, and full-time/part-time status) apply. The partial year STI Target Opportunities are added together to calculate the overall STI Target Opportunity for the year.
STI Target Opportunity = STI Eligible Earnings * STI Target Percent

Example
At the start of the Plan Year an Employee has an annual salary of $50,000 and an STI Target Percent of 5%. The Employee receives a salary increase of $2,000 effective April 1. On July 1, the Employee goes to a part-time status working 30 hours a week. Finally, on October 15, the Employee returns to a full-time status in conjunction with a promotion that includes a salary increase of $1,000 and a change in STI Target Percent to 10%. The Employee’s STI Target Opportunity is calculated as follows:

Annualized Salary	Start Date	End Date	# Days	# of Days in Plan Year	% of Days in Plan Year	Part-Time Factor	Eligible Earnings	STI Target Percent	STI Target Opportunity (for each pro-rated period)
$50,000	1/1/2025	3/31/2025	90	365	24.66%	1	12,329	5%	$616
$52,000	4/1/2025	6/30/2025	91	365	24.93%	1	12,964	5%	$648
$52,000	7/1/2025	10/14/2025	106	365	29.04%	0.75	11,326	5%	$566
$53,000	10/15/2025	12/31/2025	78	365	21.37%	1	11,326	10%	$1,133
Overall STI Target Opportunity:									$2,964

2

Individual Performance Factor
The IPF is based on the Employee’s annual performance, as assessed against his/her objectives as documented in the Company’s Performance Management process following the end of the year. The range for the IPF is 0% - 200%.

Positions and the Three-Month Service Requirement
For purposes of this Addendum for the United States, the Company will count time spent in all Eligible Positions, whether such time is governed by this Addendum or another Country- Specific Addendum, in determining whether the Employee has met the requirement of three months of consecutive service.

STI Payout / Withholdings and 401(k) Eligibility
The STI payout will be paid in a lump sum, via check or direct deposit and will be subject to applicable tax and other withholdings (and deductions such as deferrals under applicable Company-sponsored 401(k) Plans, consistent with Employee elections and applicable laws).
Overtime Adjustments on Payments
STI payouts for non-exempt or hourly employees will be subject to overtime adjustments as outlined below. The overtime adjustment is paid as soon as administratively practicable after the STI payout is made.

The payout is divided by the total hours worked during the Plan period to determine the payout hourly rate (STI/hr). This rate is then multiplied by 0.5 (OT STI/hr) and then multiplied by the number of overtime hours worked in the same time period for which the STI was paid to determine the overtime adjustment due the Employee.

Example
At the start of the Plan Year an Employee worked on average two hours of overtime per pay period. Overall the Employee worked 2,132 hours during the Plan Year. The Employee received an STI Payout of $3,198. The Overtime adjustment due the Employee is $39.00 (assuming there were no adjustments to STI Target Opportunity or exemption status during the year). The adjustment is calculated as follows:

Regular Hours Worked	2,080
OT Hours Worked in Plan Year	52	2 per pay period
Total Hours Worked in Plan Year	2,132	Regular + OT

STI Payout	$3,198.00
STI per hour	$1.50	Payout/ total hrs. worked
OT STI per hour	$0.75	STI per hr * 0.5
OT adjustment due employee	$39.00	OT STI per hr * OT hr worked

At-Will Employment
Nothing herein shall affect the employment-at-will relationship, where applicable, between the Company and the Employee. Nothing herein shall grant any Employee the right to continue as an employee of the Company or any affiliated entity or limit the right of the Company or any affiliated entity to dismiss an Employee as an employee.

This Plan is not a contract of employment and does not guarantee continued employment or any specific entitlement. It exists solely to define Lumen policy pertaining to STI.

3

Application of Code Section 409A
To the extent that the Company determines that any compensation payable under this Plan constitutes non-qualified deferred compensation within the meaning of Code Section 409A, this Plan, with respect to such compensation, will be construed and interpreted to comply with the requirements of Code Section 409A, as it may be amended, or an applicable exception thereto. Notwithstanding any provision of this Plan to the contrary: (i) in no event does the Company guarantee any particular tax consequences, outcome or tax liability to any Employee, (ii) no provision of this Plan shall be interpreted and administered to transfer any liability for failure to comply with the requirements of Code Section 409A from any Employee or any other person to the Company, (iii) the Company (without any obligation to do so or obligation to indemnify any Employee or any other person for any failure to do so) may adopt, without the consent of any Employee or any other person, amendments to this Plan or take any other actions that the Company in its sole discretion determines are necessary or appropriate for such compensation to either (a) be exempt from the requirements of Code Section 409A or (b) comply with the requirements of Code Section 409A, (iv) whenever a payment under this Plan specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company, and no Employee or any other person shall have the right (directly or indirectly) to determine the year in which such payment is made, and (v) no compensation payable under this Plan that is subject to the requirements of Code Section 409A and that is payable upon an Employee’s termination of employment shall be paid unless the Employee’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Whenever the payment period applicable to a payment spans two consecutive calendar years, such payment shall be made in the second of such calendar years. Each installment payment, if any, payable hereunder shall be deemed to be a separate payment for purposes of Code Section 409A.

Also, notwithstanding any provision of this Plan to the contrary, because the Company is publicly-traded, if at the time of an Employee’s separation from service, the Employee is deemed to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the compensation to which the Employee is entitled under this Plan is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) (any such delayed commencement, a “Payment Delay”), such compensation shall not be provided to the Employee prior to the expiration of the six-month period measured from the date of the Employee’s “separation from service” with the Company or (2) the date of the Employee’s death. Upon the earlier of such dates, all payments and benefits deferred pursuant to the Payment Delay shall be paid in a lump sum to the Employee, and any remaining compensation due under this Plan shall be paid or provided as otherwise set forth herein. The determination of whether an Employee is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of the Employee’s separation from service shall be made by the Company in accordance with the terms of Code Section 409A and applicable guidance thereunder (including Treasury Regulation Section 1.409A-1(i) and any successor provision to it).

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